Exhibit 99.1

DOLLAR TREE, INC. REPORTS RESULTS FOR THE THIRD QUARTER FISCAL 2016
~ Sales Increased 1.1% to $5.00 Billion and Same-Store Sales Increased 1.7% ~
~ Diluted Earnings per Share Increased 105.7% to $0.72 ~
~ Earnings Include Expenses of $0.09 per Share for Debt Refinancing ~

CHESAPEAKE, Va. – November 22, 2016 – Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported results for its third fiscal quarter ended October 29, 2016. For the quarter, the Company earned $171.6 million, or $0.72 per diluted share.

Bob Sasser, Chief Executive Officer, stated, "I am proud of our team’s achievements in our third quarter. Our results demonstrated a solid performance in our Dollar Tree segment, continued meaningful progress in our integration of Family Dollar, and our ability to refinance and pre-pay a portion of our outstanding debt in order to reduce future interest costs. After adding back $0.09 per share of expenses related to our debt refinancing, our operating performance of $0.81 per diluted share was near the top end of our third quarter EPS guidance range of $0.76 to $0.82."

Third Quarter Results

Net sales increased 1.1% to $5.00 billion from $4.95 billion in the prior year’s third quarter. The prior year’s quarter included sales from 325 Family Dollar stores that were divested following the third quarter of 2015. Same-store sales increased 1.7%, on a constant currency basis, compared to a 2.1% increase in the prior-year period. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 1.8%. The same-store sales growth, representing the Company’s 35th consecutive quarter of positive same-store sales, was driven by increases in comparable customer count and average ticket.

Gross profit increased 8.6% to $1.52 billion in the quarter compared to $1.40 billion in the prior year’s third quarter. As a percent of sales, gross margin increased to 30.4% compared to 28.3% in the prior year. The improvement was driven primarily by lower merchandise and freight costs. The prior year’s third quarter included $13.0 million of markdown expense for Family Dollar related to product assortment rationalization and planned liquidations, and $38.4 million for Family Dollar related to the amortization of the stepped-up inventory basis.

Selling, general and administrative expenses were 23.6% of sales compared to 23.8% of sales in the prior year's third quarter. Excluding $11.8 million of acquisition-related costs from the prior year’s period, selling, general and administrative expenses, as a percent of sales, remained consistent at 23.6%. Increases in store hourly payroll, as a percent of sales, were offset by lower professional fees and lower depreciation expense, as a percent of sales.

Operating income increased 53.1% to $342.4 million compared with $223.7 million in the same period last year. Operating income margin increased to 6.8% in the current quarter from 4.5% in last year’s quarter. This increase in operating income is the result of a $61.2 million increase of operating income in the Dollar Tree segment, and a $57.5 million increase in operating income in the Family Dollar segment.

The Company's effective tax rate for the quarter was 25.5% compared to 34.3% in the prior year period. The lower tax rate included an expected one-time tax benefit of $21.4 million, or $0.09 per share, related to a state reduction in corporate tax rate.
Net income compared to the prior year's third quarter increased $89.7 million, or 109.5%, to $171.6 million, and diluted earnings per share increased to $0.72.

During the quarter, the Company opened 153 stores, expanded or relocated 39 stores, and closed 10 stores. Additionally, as part of its re-banner initiative, the Company opened 42 former Family Dollar store locations as new Dollar Tree stores. Retail selling square footage at the end of the quarter was approximately 112.0 million square feet.

First Nine Months Results

Consolidated net sales increased 48.9% to $15.08 billion from $10.13 billion in the first nine months of 2015. The $4.95 billion increase was the result of $4.36 billion in incremental net sales from Family Dollar stores, sales from new Dollar Tree stores, and a 1.7% same-store sales increase, on a constant currency basis. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 1.6%.

Gross profit increased $1.58 billion, or 52.7%, to $4.59 billion from $3.00 billion in the first nine months of 2015. As a percent of sales, gross margin increased by 80 basis points to 30.4% compared to the prior year period.

Selling, general and administrative expenses were 23.0% of sales compared to 23.9% of sales in the first nine months of 2015.

Net income increased $521.0 million, to $574.4 million, compared to the prior year's first nine months, resulting in net income of $2.43 per diluted share.

Company Outlook

The Company estimates consolidated net sales for the fourth quarter of 2016 to range from $5.59 billion to $5.69 billion, based on low single-digit increases in same-store sales for the Dollar Tree and Family Dollar segments. Diluted earnings per share are estimated to be in the range of $1.24 to $1.33, an increase from the prior implied guidance of $1.21 to $1.30.

Consolidated net sales for full-year 2016 are now expected to range between $20.67 billion and $20.77 billion compared to the Company’s previously expected range of $20.69 billion to $20.87 billion. This estimate is based on a low single-digit increase in same-store sales, and 3.9% square footage growth. The Company now anticipates net income per diluted share for full-year 2016 will range between $3.67 and $3.76. This compares to its previous EPS guidance range of $3.67 to $3.82, which did not include the $0.09 per diluted share of expenses related to our debt refinancing incurred in the third quarter of 2016.

Sasser added, "I am encouraged by our continued progress in building the foundation for a larger, stronger and more profitable Family Dollar business. The stores are cleaner, the values are greater and our customer feedback scores regarding merchandise assortments and in-stocks have improved. As a combined organization, we are uniquely positioned to efficiently grow our businesses to better serve more customers in more markets. We are well-positioned and prepared for the upcoming fourth quarter and holiday selling season.”

Conference Call Information

On Tuesday, November 22, 2016, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 888-215-7015. A recorded version of the call will be available until midnight Monday, November 28, 2016 and may be accessed by dialing 888-203-1112. The access code is 8794832. A webcast of the call is accessible through Dollar Tree's website, and will remain online through Monday, November 28, 2016.

Dollar Tree, a Fortune 200 Company, operated 14,284 stores across 48 states and five Canadian provinces as of October 29, 2016. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding fourth quarter 2016 and full-year 2016 net sales and same-store sales, fourth quarter 2016 and full-year 2016 diluted earnings per share, square footage growth, the benefits, results, and effects of the merger with Family Dollar, including integration plans and synergies, and future financial and operating results and shareholder value. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis

of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 28, 2016 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward- looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2016	October 31, 2015 (1)	October 29, 2016	October 31, 2015 (1)

Net sales	$5,001.6	$4,945.2	$15,083.7	$10,133.1

Cost of sales	3,481.1	3,545.2	10,496.3	7,129.0

Gross profit	1,520.5	1,400.0	4,587.4	3,004.1
	30.4%	28.3%	30.4%	29.6%

Selling, general & administrative expenses	1,178.1	1,176.3	3,469.1	2,424.2
	23.6%	23.8%	23.0%	23.9%

Operating income	342.4	223.7	1,118.3	579.9
	6.8%	4.5%	7.4%	5.7%

Interest expense, net	112.1	98.4	286.7	484.6
Other (income) expense, net	0.1	0.6	(0.1)	(0.4)

Income before income taxes	230.2	124.7	831.7	95.7
	4.6%	2.5%	5.5%	0.9%

Income tax expense	58.6	42.8	257.3	42.3
Income tax rate	25.5%	34.3%	30.9%	44.2%

Net income	$171.6	$81.9	$574.4	$53.4
	3.4%	1.7%	3.8%	0.5%

Net earnings per share:
Basic	$0.73	$0.35	$2.44	$0.24
Weighted average number of shares	235.8	234.7	235.6	218.4

Diluted	$0.72	$0.35	$2.43	$0.24
Weighted average number of shares	236.9	235.7	236.7	219.4

(1) For the 13 and 39 weeks ended October 31, 2015, Selling, general & administrative expenses includes merger expenses of $11.8 million and $38.7 million, respectively, related to the acquisition of Family Dollar Stores, Inc. on July 6, 2015, and Interest expense, net for the 39 weeks ended October 31, 2015 includes incremental costs incurred to the July 6, 2015 acquisition date in connection with the repayment of pre-existing debt of $343.2 million. Excluding these acquisition-related expenses, Net income and Diluted earnings per share for the 13 and 39 weeks ended October 31, 2015 were $89.2 million and $0.38, and $289.2 million and $1.32, respectively.

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015 (a)
Net sales:
Dollar Tree	$2,466.9	$2,271.7	$7,238.9	$6,648.0
Family Dollar	2,534.7	2,673.5	7,844.8	3,485.1
Total net sales	$5,001.6	$4,945.2	$15,083.7	$10,133.1

Gross profit:
Dollar Tree	$857.3	$772.2	$2,496.2	$2,270.4
Family Dollar	663.2	627.8	2,091.2	733.7
Total gross profit	$1,520.5	$1,400.0	$4,587.4	$3,004.1

Operating income (loss):
Dollar Tree (b)	$286.0	$224.8	$829.2	$676.0
Family Dollar	56.4	(1.1)	289.1	(96.1)
Total operating income	$342.4	$223.7	$1,118.3	$579.9

	13 Weeks Ended						39 Weeks Ended
	October 29, 2016			October 31, 2015			October 29, 2016			October 31, 2015
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	6,184	7,945	14,129	5,583	8,281	13,864	5,954	7,897	13,851	5,367	8,284	13,651
New	101	52	153	118	86	204	312	168	480	337	101	438
Rebanner (c)	42	(30)	12	143	(167)	(24)	83	(84)	(1)	147	(185)	(38)
Closings	(7)	(3)	(10)	(3)	(3)	(6)	(29)	(17)	(46)	(10)	(3)	(13)
Ending	6,320	7,964	14,284	5,841	8,197	14,038	6,320	7,964	14,284	5,841	8,197	14,038
Selling Square Footage (in millions)	54.4	57.6	112.0	50.3	59.3	109.6	54.4	57.6	112.0	50.3	59.3	109.6
Growth Rate (Square Footage)	8.2%	-2.9%	2.2%	9.8%	100.0%	139.3%	8.2%	-2.9%	2.2%	9.8%	100.0%	139.3%

(a) The results of Family Dollar's operations are included from the July 6, 2015 acquisition date.
(b) For the 13 and 39 weeks ended October 31, 2015, Selling, general & administrative expenses includes merger expenses of $11.8 million and $38.7 million, respectively, for the Dollar Tree segment related to the acquisition of Family Dollar Stores, Inc. on July 6, 2015. Excluding these acquisition-related expenses, Operating income for the 13 and 39 weeks ended October 31, 2015 was $236.6 million and $714.7 million, respectively, for the Dollar Tree segment.

(c) Stores are included as rebanners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 29,	January 30,	October 31,
	2016	2016	2015

Cash and cash equivalents	$733.8	$736.1	$1,106.9
Short-term investments	4.0	4.0	4.0
Merchandise inventories, net	3,273.9	2,885.5	3,185.3
Current deferred tax assets, net	—	—	96.6
Other current assets	330.7	310.3	235.2
Total current assets	4,342.4	3,935.9	4,628.0

Property and equipment, net	3,176.3	3,125.5	3,141.0
Assets available for sale	11.6	12.1	10.1
Goodwill	5,022.9	5,021.7	5,024.1
Deferred tax assets, net	—	—	19.2
Favorable lease rights, net	493.8	569.4	595.0
Tradename intangible asset	3,100.0	3,100.0	3,100.0
Other intangible assets, net	5.2	5.8	6.1
Other assets	42.8	130.8	175.5

Total assets	$16,195.0	$15,901.2	$16,699.0

Current portion of long-term debt	$145.8	$108.0	$95.5
Accounts payable	1,266.4	1,251.9	1,259.3
Other current liabilities	722.0	722.6	785.3
Income taxes payable	—	12.9	21.1
Total current liabilities	2,134.2	2,095.4	2,161.2

Long-term debt, net, excluding current portion	6,938.0	7,238.4	8,248.0
Unfavorable lease rights, net	130.2	149.3	155.5
Deferred tax liabilities, net	1,495.5	1,586.6	1,634.7
Income taxes payable, long-term	72.3	71.4	33.9
Other liabilities	377.1	353.2	323.5

Total liabilities	11,147.3	11,494.3	12,556.8

Shareholders' equity	5,047.7	4,406.9	4,142.2

Total liabilities and shareholders' equity	$16,195.0	$15,901.2	$16,699.0

The January 30, 2016 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	39 Weeks Ended
	October 29,	October 31,
	2016	2015

Cash flows from operating activities:
Net income	$574.4	$53.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	481.8	312.5
Provision for deferred taxes	(91.1)	(67.4)
Amortization of debt discount and debt-issuance costs	39.5	9.8
Other non-cash adjustments to net income	58.6	47.2
Changes in operating assets and liabilities	(407.9)	(384.5)
Total adjustments	80.9	(82.4)
Net cash provided by (used in) operating activities	655.3	(29.0)

Cash flows from investing activities:
Capital expenditures	(451.5)	(336.5)
Acquisition of Family Dollar, net of common stock issued, equity compensation and cash acquired	—	(6,527.7)
Purchase of restricted investments	(36.1)	(12.0)
Proceeds from sale of restricted investments	118.1	—
Proceeds from (payments for) fixed asset disposition	1.2	(0.4)
Net cash used in investing activities	(368.3)	(6,876.6)

Cash flows from financing activities:
Principal payments for long-term debt	(3,258.5)	(956.0)
Proceeds from long-term debt, net of discount	2,962.5	8,200.0
Debt-issuance costs	(6.1)	(90.0)
Repayments of revolving credit facility	(140.0)	—
Proceeds from revolving credit facility	140.0	—
Proceeds from stock issued pursuant to stock-based compensation plans	33.3	6.2
Cash paid for taxes on exercises/vesting of stock-based compensation	(21.2)	(21.5)
Tax benefit of exercises/vesting of stock-based compensation	—	10.2
Net cash provided by (used in) financing activities	(290.0)	7,148.9
Effect of exchange rate changes on cash and cash equivalents	0.7	(0.5)
Net increase (decrease) in cash and cash equivalents	(2.3)	242.8
Cash and cash equivalents at beginning of period	736.1	864.1
Cash and cash equivalents at end of period	$733.8	$1,106.9